Exhibit 10.66

ANDEAVOR EXECUTIVE SECURITY PLAN
AMENDED AND RESTATED EFFECTIVE AUGUST 1, 2017

ANDEAVOR EXECUTIVE SECURITY PLAN
PREAMBLE
The principal objective of this Executive Security Plan (the "Plan") is to ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives. The Plan is designed to provide a benefit which, when added to other retirement income of the executive, will meet the objective described above. This Plan was originally established as a restatement and amendment of the Tesoro Executive Post Retirement Benefit Plan and Tesoro Executive Death Benefit Plan, and subsequently amended and restated, effective January 1, 2005. The Plan was most recently amended and restated, effective January 1, 2009 (except as otherwise specifically noted herein), and is intended to conform to the requirements of Section 409A of the Code, together with the Regulations, and is intended to qualify as an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries. The Plan is hereby amended and restated, effective August 1, 2017, to incorporate a prior amendment, to reflect a change in the name of the Company and to make such other changes deemed appropriate.

SECTION I
DEFINITIONS

1.1
"Affiliate" means each entity that would be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Code, except that the phrase "at least 50%" shall be substituted for the phrase "at least 80%" as used therein.

1.2	"Aggregated Plan" means all agreements, methods, programs and other arrangements that are aggregated with this Plan under Section 1.409A-1(c) of the Regulations.

1.3
"Basic Compensation" shall have the meaning of such term, as set forth in the Andeavor Pension Plan (formerly known as the “Tesoro Corporation Retirement Plan”), as in effect on the date of a Participant's Retirement, but determined without regard to any compensation limits imposed by the Code, and, further provided, a normal bonus otherwise includible as Basic Compensation shall be credited in the calendar year in which such bonus is earned and not in the calendar year when paid, if different.

1.4
"Beneficiary" means the person or legal entity designated in writing by a Participant to receive, after his death, any death benefits provided by the Plan. If no designation is in effect at the time of the Participant's death, or if no designated person shall survive the Participant, the Beneficiary shall be the Participant's estate.

1.5	"Board" means the Board of Directors of the Company.

1.6
"Change in Control" means (i) there shall be consummated (A) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which shares of Company's common stock would be converted into cash, securities or

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other property, other than a merger of Company where a majority of the board of directors of the surviving corporation are, and for a one-year period after the merger continue to be, persons who were directors of Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Company immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Company, or (ii) the shareholders of Company shall approve any plan or proposal for the liquidation or dissolution of Company, or (iii) (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Company or a Subsidiary thereof or any employee benefit plan sponsored by Company or a Subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13c-3 under the Securities Exchange Act of 1934) of securities of Company representing 35 percent or more of the combined voting power of Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of one-year thereafter, individuals who immediately prior to the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless election or the nomination by the Board for election by Company's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

1.7	"Chief Executive Officer" means the Chief Executive Officer of the Company.

1.8	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.9
"Committee" means, prior to August 1, 2017, the Tesoro Corporation Employee Benefits Committee and, effective August 1, 2017, the Andeavor Employee Benefits Committee or such other committee designated by the Compensation Committee of the Board to discharge the duties of the Committee hereunder.

1.10	"Company" means, prior to August 1, 2017, Tesoro Corporation, a Delaware corporation, and, effective August 1, 2017, Andeavor, a Delaware corporation, or any successor thereto.

1.11	"Disabled" or "Disability" means that a Participant is entitled to benefits under the long-term disability plan of the Company or an Affiliate.

1.12
"Distribution Schedule" means the method of distributions elected (or deemed elected) by a Participant, which method may be either a lump sum payment or an annuity, pursuant to which distribution of the Participant's benefit hereunder shall be made or shall commence. Such election shall be made at the time and in the manner described in Section 3.2 hereof and shall be subject to the provisions thereof.

1.13	"Early Retirement Date" means the date on which a Participant has either: (i) both attained age 55 and is credited with at least 5 years of Service or (ii) attained age 50 and is credited

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with at least eighty (80) points, with points credited for this purpose by adding the aggregate of a Participant's age and Service, each of which shall be determined in years and completed months rather than completed years only, and including "deemed years of age" granted pursuant to an employment agreement, change in control agreement, separation agreement or any other agreement between a Participant and the Company or an Affiliate.

1.14
"Earnings" shall mean the amount determined by dividing a Participant's aggregate Basic Compensation for the three (3) calendar years out of the last seven (7) calendar years (including the year of such Participant's Retirement) for which the Participant’s Basic Compensation was the greatest by the number of full calendar months of employment during such three (3)-calendar year period.

1.15
"Funded Plan" means the prior Tesoro Petroleum Corporation Funded Executive Security Plan. All benefits under the Funded Plan have been completely distributed and no additional benefits will be accrued or payable thereunder.

1.16
"Lump Sum Interest Rate" means the discount rate used for the Company's financial disclosure purposes under Financial Accounting Standards Statement No. 158 for the December 31 prior to or coincident with the Participant's Retirement Date.

1.17
"Lump Sum Mortality Table" means the mortality table used for the Company's financial disclosure purposes under Financial Accounting Standards Statement No. 158 for the December 31 prior to or coincident with the Participant's Retirement Date. For this purpose, the mortality table will be a unisex table based on 95% of the male rates and 5% of the female rates.

1.18
"Other Retirement Income" means the retirement income payable to a Participant from the following sources and assumed to commence at the earliest date possible coincident with or immediately following the Participant's Retirement Date:

•
Qualified and nonqualified retirement benefits from a prior employer of the Participant if said prior employer or employer facility was acquired by or merged into the Company or any Affiliate at any time and benefit service with the prior employer is recognized by the Company for any retirement plan, qualified or nonqualified, pursuant to the terms of an acquisition agreement or as otherwise provided under a separate agreement with the Company or an Affiliate.

•	Social Security Benefit as defined in Section 1.28 hereof.

1.19
"Participant" means an officer of the Company or an Affiliate with the title of Senior Vice President or above who is recommended for participation by the Chief Executive Officer and approved by the Compensation Committee of the Board as eligible to participate.

1.20
"Pension Plan" means, prior to August 1, 2017, the Tesoro Corporation Retirement Plan, as amended from time to time and, effective August 1, 2017, the Andeavor Pension Plan, as amended from time to time.

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1.21
"Pension Plan Benefit" means the amount of monthly benefit payable from the Pension Plan to a Participant in the form of a straight life annuity and assumed to commence at the earliest date possible coincident with or immediately following the Participant's Retirement Date.

1.22
"Plan" means, prior to August 1, 2017, the Tesoro Corporation Amended and Restated Executive Security Plan, effective January 1, 2009 (except as otherwise specifically noted herein), and, effective August 1, 2017, the Andeavor Executive Security Plan, as may be amended from time to time.

1.23	"Regulations" means the Treasury Regulations promulgated under the Code.

1.24	"Retirement" means a Participant's Separation from Service on or after the earlier of: (i) his Early Retirement Date or (ii) a Change in Control.

1.25	"Retirement Date" means the date of a Participant's Retirement.

1.26
"Separation from Service" means a reasonably anticipated permanent reduction in the level of bona fide services performed by the Participant for the Company and its Affiliates to 20% or less of the average level of bona fide services performed by the Participant for the Company and its Affiliates (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months (or the full period of service to the Company and its Affiliates if the Participant has been providing services to the Company and its Affiliates for fewer than thirty-six (36) months). The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with the provisions of Section 409A of the Code and the Regulations promulgated thereunder.

1.27
"Service" means a Participant's "Vesting Service," as such term is defined in the Pension Plan, but calculated in years and completed months rather than completed years only, and including "deemed service" granted pursuant to an employment agreement, change in control agreement, separation agreement or any other agreement between a Participant and the Company or an Affiliate.

1.28
"Social Security Benefit" means the monthly primary insurance amount estimated by the Committee to be payable to the Participant at age 65 under the federal Social Security Act, provided, however, that:

(a)	the Social Security Benefit for a Participant who terminates employment prior to age 65 will be calculated assuming:

(i)	the Participant will not receive any future wages which would be treated as wages for purposes of the federal Social Security Act, and

(ii)	the Participant will elect to begin receiving his Social Security Benefit as of the earliest age then allowable under said Social Security Act, or if later, at actual date of Retirement.

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(b)	the Social Security Benefit, once calculated, will be frozen as of the date the Participant terminates employment.

1.29
"Subsidiary" means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.

The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.
SECTION II
ELIGIBILITY FOR BENEFITS

2.1
Each Participant is eligible to receive a benefit under this Plan upon his Retirement. Such benefit shall commence as provided in Section 4.1 hereof. Except as provided in Section V hereof, no benefit is payable hereunder in the event of a Participant's Separation from Service prior to Retirement except in the event of such Participant's Disability, as provided in Section 2.2 below, or a Change in Control, as provided in Section 4.5 below.

2.2
In the event a Participant becomes Disabled while in the active employment of the Company or an Affiliate and eligible to participate hereunder, he shall be entitled to the retirement benefit determined under Section 3.1 payable on the first day of the month following the date on which such Participant has both attained the age of 65 and is credited with at least 5 years of Service, but based upon the Service the Participant would have accrued had he remained in active employment until such date and continued at the same rate of Earnings until that date. Notwithstanding the foregoing, no Participant shall be entitled to credit for Service after the date on which such Participant is no longer considered Disabled.

2.3
Notwithstanding anything herein to the contrary, if a Participant who is receiving, or may be entitled to receive, a benefit hereunder, engages in competition with the Company (without prior authorization given by the Committee in writing) or is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, payments thereafter payable hereunder to such Participant or such Participant's Beneficiary will, at the discretion of the Committee, be forfeited and the Company will have no further obligation hereunder to such Participant or Beneficiary.

SECTION III
AMOUNT AND FORM OF RETIREMENT BENEFIT

3.1
The monthly retirement benefit under this Plan will equal 4% of Earnings times the first 10 years of Service, plus 2% of Earnings times the next 10 years of Service, plus 1% of Earnings times the next 10 years of Service, actuarially reduced by seven percent (7%) per year from age sixty (60) for Participants who have not attained age 55 with ten (10) years of Service by December 31, 2005 and who retire prior to age sixty (60), and offset by any Pension Plan Benefit and any Other Retirement Income. Notwithstanding the foregoing, no credit will

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be included under this Plan formula for Service in excess of 30 years. The amount payable under this Plan shall also be reduced by the amount of the vested Basic Pension paid or payable under the Funded Plan (without regard to whether a smaller, adjusted amount is in fact paid from such Funded Plan after retirement because of prior distributions made from such Funded Plan to enable the Participant to pay taxes resulting from his participation in such Funded Plan).

3.2
Each Participant may, within thirty (30) days of the date on which he is notified of his eligibility to participate in the Plan, irrevocably elect the Distribution Schedule pursuant to which benefits hereunder will be paid, subject to the restrictions of the Plan. The Participant's election shall become effective immediately following the Committee’s receipt of the Participant’s executed participation agreement. A Participant's failure to elect a Distribution Schedule in accordance with this Section 3.2 shall be deemed an election by the Participant to receive his benefits hereunder in the form of a single life annuity, payable for the Participant's lifetime, unless the Participant elects an actuarially equivalent life annuity, as provided below. The Participant’s election (or deemed election) shall become irrevocable as of the last day of the 30-day period during which the Participant is permitted to make an election in accordance with this Section 3.2, except as provided below. If a Participant has timely elected an annuity form of payment, or if the Participant has failed to elect a Distribution Schedule, resulting in a deemed election of a single life annuity, the benefit determined under this Plan will be paid in the form of a single life annuity, payable for the Participant's lifetime, unless, prior to the date on which an annuity payment has been made, and within the time and in the manner determined by the Committee, the Participant elects an actuarially equivalent life annuity, within the meaning of Section 1.409A-2(b)(2)(ii) of the Regulations. Subject to the preceding sentence. actuarially equivalent life annuities shall be calculated by using the applicable actuarial assumptions set forth in the Pension Plan. The actuarially equivalent life annuity forms available hereunder shall be those forms of life annuity set forth in the Pension Plan as in effect on the date of the Participant's Separation from Service. Lump sum amounts shall be determined by using the Lump Sum Interest Rate and the Lump Sum Mortality Table.

3.3
Notwithstanding any provision herein to the contrary, effective December 12, 2008, each Participant who is actively employed by the Company or an Affiliate and who remains actively employed through the 31st day of December, 2008, may elect to modify an existing election (or deemed election) provided that such election: (i) may apply only to amounts that would not otherwise be payable in 2008, (ii) may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008, (iii) shall be made no later than December 31, 2008 and prior to such earlier date as may be established by the Committee, and (iv) shall be made in the manner and subject to such restrictions as shall be determined by the Committee. If a Participant modifies an election (or deemed election) pursuant to this Section 3.3 and thereby elects a lump sum form of payment, such Participant will not later be eligible to elect an actuarially equivalent life annuity form of payment.

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SECTION IV
PAYMENT OF RETIREMENT BENEFITS

4.1
Benefits payable in accordance with Section III will be calculated as of the first day of the month next following the month of the Participant's Retirement and shall commence, or in the case of a lump sum payment, be distributed in full on the first day of the seventh (7th) calendar month beginning after the Participant's Retirement Date. Benefits payable in the form of an annuity will continue to be paid on the first day of each succeeding month. The last such payment will be on the first day of the month in which the retired Participant dies unless another annuity form of payment that contemplates payments made subsequent to the Participant's death, is elected in accordance with Section 3.2. The first payment will include all amounts that would otherwise have been paid during the period commencing on the first day of the month next following the month of the Participant's Retirement and ending on such payment date, plus interest on such amounts for such period, which interest shall be calculated using the Lump Sum Interest Rate in effect on the date of the Participant's Retirement.

4.2	The Company shall be liable for all benefits due the Participants under the Plan.

4.3
Under all circumstances, the rights of the Participants to the assets held in a rabbi trust, if any, created with respect to the Plan shall be no greater than the rights expressed in this Plan. Nothing contained in the trust agreement which creates any such rabbi trust shall constitute a guarantee by the Company that the amounts transferred by it to the trust shall be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of judgment and/or general creditors should the Company become insolvent or bankrupt. Any trust agreement established with respect to the Plan must specifically set out these principles so it is clear in the trust agreement that the Participants are only unsecured general creditors of the Company with respect to their benefits under the Plan.

4.4
The Plan is only a general corporate commitment and each Participant must rely upon the general credit of the Company for the fulfillment of its obligations under the Plan. Under all circumstances the rights of Participants to any asset held by the Company shall be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place the Participant in a secured position ahead of general creditors and judgment creditors of the Company. Though the Company may establish or become a signatory to a rabbi trust to accumulate assets to help fulfill its obligations, the Plan and any trust created, shall not create any lien, claim, encumbrance, right, title or other interest of any kind in any Participant in any asset held by the Company, contributed to any trust created, or otherwise be designated to be used for payment of any of its obligations created in this agreement. No specific assets of the Company have been or will be set aside, or will be transferred to a trust or will be pledged for the performance of the Company's obligations under the Plan which would remove those assets from being subject to the general creditors and judgment creditors of the Company. Notwithstanding the preceding provisions of this Section 4.4 to the contrary, upon a Change in Control, the Company shall, as soon

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as possible following the Change in Control, make an irrevocable contribution to the rabbi trust previously established, or if not so established, to a newly created rabbi trust, in an amount that is sufficient to pay each Plan Participant or Beneficiary the benefits to which each Plan Participant or Beneficiary would be entitled pursuant to the terms of the Plan as of the date on which the Change in Control occurred.

4.5
Upon a Change in Control, each Participant's benefit hereunder shall be immediately vested. Payment of such benefit shall commence as of the first day of the seventh (7th) calendar month following the later of such Participant's Separation from Service or Early Retirement Date. Benefits will continue to be paid on the first day of each succeeding month. The last payment will be on the first day of the month in which the Participant dies unless another form of payment is elected in accordance with Section 3.2 hereof. The first payment will include all amounts that would otherwise have been paid during the period commencing on the first day of the month next following the month of the later of the Participant's Separation from Service or Early Retirement Date.

4.6	It is intended that this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

4.7
Notwithstanding any provision of this Section IV to the contrary, the benefits payable hereunder may, to the extent expressly provided in this Section 4.7, be paid prior to or later than the date on which they would otherwise be paid to the Participant.

(a)
Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant's benefit hereunder is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Section 409A of the Code or the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the portion of his or her benefit required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Section 409A of the Code or the Regulations.

(b)
Distribution Necessary to Satisfy Applicable Tax Withholding. If the Company is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount of the Participant's benefit hereunder or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.

(c)
Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Company reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment of such benefit hereunder until the earliest

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date at which the Company reasonably anticipates that the making of such payment would not cause such violation.

(d)
Delay for Insolvency or Compelling Business Reasons. In the event the Company determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the payment of such benefits until the first calendar year in which the Company notifies the Committee that the payment of benefits would not have such effect.

(e)
Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Section IV; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant's death, the Participant's Beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to the Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.

(f)
No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.

SECTION V
PRE-RETIREMENT DEATH BENEFITS

5.1
If a Participant should die before Retirement, the Beneficiary will receive the greatest of (1), (2) and (3) where (1) is the Participant's benefit hereunder calculated as of his date of death and payable for the life of the Beneficiary as a single life annuity, (2) is a benefit payable for the life of the Beneficiary as a single life annuity equal to the Actuarial Equivalent of 400% of the amount of the Participant's rate of annual base pay determined as of the December 1 immediately preceding the Participant's date of death, and (3) is the benefit the Participant would have received under Section 2.2 hereof if he had been determined to be Disabled on the date of his death (but payable immediately and reduced as provided in Section 3.1 hereof) and payable for the life of the Beneficiary as a single life annuity. "Actuarial Equivalence" as such term is used in this Section 5.1, shall be determined in accordance with Section 1.409A-2(b)(2)(ii) of the Regulations and, subject to the foregoing, shall be calculated by using the applicable actuarial assumptions set forth in the Pension Plan.

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5.2
A Beneficiary's pre-retirement death benefit will be payable in accordance with the Participant's Distribution Schedule; provided, however, that a Participant's failure to elect a Distribution Schedule in accordance with Section 3.2 hereof shall be deemed an election by the Participant for the pre-retirement death benefit hereunder to be paid in the form of a single life annuity. If a Participant has timely elected an annuity form of payment, or if the Participant has failed to elect a Distribution Schedule, resulting in a deemed election of a single life annuity, the pre-retirement death benefit will be paid in the form of a single life annuity, payable for the Beneficiary's lifetime, unless, prior to the date on which an annuity payment has been made, and within the time and in the manner determined by the Committee, the Beneficiary elects an actuarially equivalent life annuity, within the meaning of Section 1.409A-2(b)(2)(ii) of the Regulations. Subject to the preceding sentence, actuarially equivalent life annuities shall be calculated by using the applicable actuarial assumptions set forth in the Pension Plan. The actuarially equivalent life annuity forms available hereunder shall be those forms of life annuity set forth in the Pension Plan as in effect on the date of the Participant's death. Lump sum amounts shall be determined by using the Lump Sum Interest Rate and the Lump Sum Mortality Table. Distribution of a Participant's pre-retirement death benefit will commence or, in the case of a lump sum payment, will be made in full within sixty (60) days of the date of the Participant's death.

5.3
Amounts otherwise payable under this Section will be reduced by any amount previously funded through any trust designated for retirement and death benefits from this Plan, and by the amount of any death benefit payable under the Funded Plan.

SECTION VI
CLAIMS PROCEDURES

6.1
Claims for Benefits. The Committee shall determine the rights of any Participant to any deferred compensation benefits hereunder. Any Participant who believes that he has not received the deferred compensation benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant with the first 90-day period), either allow or deny the claim in writing.

A denial of a claim by the Committee, wholly or partially, shall be written in a manner intended to be understood by the claimant and shall include:

(a)	the specific reasons for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

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(d)	an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA.

6.2
Appeal Provisions. A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA. If such an appeal is so filed within such 60-day period the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant's authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.

The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner intended to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons.
SECTION VII
MISCELLANEOUS

7.1
The Board, or its delegate, may, in its sole discretion, terminate, suspend or amend this Plan at any time, in whole or in part. However, the termination, amendment or suspension of this Plan will not operate to decrease the benefit of (i) a retired Participant, (ii) a Participant who has reached his Early Retirement Date, or (iii) a Beneficiary who is entitled to receive a pre-retirement death benefit hereunder.

To the extent provided by the Board or its delegate, the Plan may be liquidated following a termination under any of the following circumstances:

(a)
the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Participants' gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

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(b)
the termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a change of control within the meaning of Section 409A of the Code; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced such change of control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan and such other Aggregated Plans;

(c)
the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Company's financial health; (2) the Company terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Company irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Company irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Company does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Company irrevocably takes all action necessary to terminate and liquidate the Plan.

Notwithstanding the foregoing, the Plan shall automatically terminate, without further action of the Company, upon Insolvency of the Company. For this purpose, Insolvency shall mean the inability of the Company to continue as a going concern.

7.2
Notwithstanding any provision of the Plan to the contrary, the Committee may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code, regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan.

7.3
Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of this Plan.

7.4	No benefit under this Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

7.5	The Committee may adopt rules and regulations to assist it in the administration of the Plan and may delegate such of its duties hereunder as it may deem advisable.

7.6	This Plan is established under and will be construed according to the laws of the State of Texas.

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7.7	The effective date of this amended and restated Plan, as signed this 28th day of July, 2017, is August 1, 2017 (except as otherwise specifically noted herein).

ANDEAVOR (or, prior to August 1, 2017, TESORO CORPORATION)

By: /s/ Rob Patterson
Rob Patterson
Vice President, Compensation & Benefits

2017 Restatement    13